March 26, 2002


Office of the Chief Accountant
Securities and Exchange Commission 450 Fifth
Street, N.W.
Washington, D.C. 20549




Dear Sir/Madam

We have read the paragraph of Item 4 included in the Form 8-K/A dated March 15, 2002 of Nathan's Famous, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP



By  /s/ Christopher P. Wright
    -------------------------



cc: Mr. Ronald G. DeVos, CFO, Nathan's Famous, Inc.